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                                                               EXHIBIT 99-B.4.99

                     ING LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

This Contract is endorsed as shown below.

SECTION 1.15 (CLAIMS OF CREDITORS) is deleted and replaced with the following:

     Individual Accounts are subject to the claims of the Contract Holder's general creditors. Individual Accounts are not subject to the claim of any creditor of a Participant or a beneficiary, except to the extent provided by law.

Endorsed and made part of this Contract on its Effective Date.


                                        /s/ Keith Gubbay


                                        President
                                        ING Life Insurance and Annuity Company